EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Timothy A. Brennan, Chief Financial Officer
        (408) 863-4500
        E-mail  ir@rational.com

        Brian Moore, Treasurer
        (408) 863-4500
        E-mail  ir@rational.com


RATIONAL SOFTWARE CORPORATION PLANS STOCK REPURCHASE

Cupertino, Calif. (October 14, 1998) -- Rational Software Corporation (NASDAQ: RATL) announced today that it has been authorized by its board of directors to institute a stock repurchase program whereby up to six million shares of its common stock may be repurchased in the open market from time to time.

Tim Brennan, the company's chief financial officer, stated that "The stock acquired under this repurchase program will be used for general corporate purposes and should help offset dilution from stock issued under the company's stock option and stock purchase plans.





ABOUT RATIONAL SOFTWARE CORPORATION

Rational Software Corporation (NASDAQ: RATL) is the market leader in ensuring the success of customers who depend on their ability to develop and deploy software for technical, embedded, Web, e-commerce, and enterprise information systems. Rational had revenues of $311 million for its fiscal year that ended in March 1998, and employs over 1850 people worldwide. Rational's comprehensive solution addresses the major challenges faced by customers developing the mission-critical software applications that they depend on. Rational's solution substantially improves the effectiveness and productivity of software development teams, enabling them to reduce development time and improve quality. For more information, visit Rational's Website at http://www.rational.com.

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The word "Rational" and Rational's products are trademarks of Rational
Software Corporation. References to other companies and their products use trademarks owned by the respective companies and are for reference purposes only.

For more information contact:
Rational Software Corporation, 18880 Homestead Road, Cupertino, CA   95014
Tel. (408) 863-9900 or (800) 728-1212; Fax (408) 863-4120
Fax-on-demand: 1-800-758-5804  Pin: 113375
E-mail: info@rational.com; Web: www.rational.com